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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): January 2, 2001



                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                   1-10428                     77-1048208
(State or other jurisdiction      (Commission                  (IRS Employer
        of incorporation)          File Number)              Identification No.)


               3400 West Warren Avenue, Fremont, California 94538
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (510) 623-9001


                                 Not applicable
         (Former name or former address, if changed since last report.)

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ITEM 5. OTHER EVENTS.

     The Company announced on January 2, 2001 that it had entered into agreements with U.S. Medical Corporation of Denver, Colorado that it believes will create expanded sales and distribution of the Sunrise HYPERION (TM) LTK Systems and that U.S. Medical had agreed to purchase 15 units. The purchase increased the number of units shipped in the fourth quarter of 2000 to 41 units.

     The Company also announced that the Company agreed to invest $2.4 million in the privately held U.S. Medical, giving the Company an approximate 4% ownership interest in U.S. Medical.

     The Company plans to reduce expenses by approximately $20 million in 2001 compared to expenses in 2000. Approximately $13 million in non-cash expenses incurred in 2000 associated with previous private placements is expected to be reduced to approximately $4 million in 2001. In the event other financings are required, however, the Company may incur other non-cash charges during 2001 that could adversely impact its planned expense reduction. The Company expects to reduce other spending in 2001 due to reductions in expenses associated with the launch of the HYPERION as well as reductions in manufacturing overhead, personnel and general and administrative expenses.

FORWARD LOOKING STATEMENTS

     Except for historical information, this Form 8-K contains certain forward-looking statements that involve risk and uncertainties, which may cause actual results to differ materially from the statements made including market potential, regulatory clearances, business growth, and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SUNRISE TECHNOLOGIES INTERNATIONAL, INC.



Dated:  January 30, 2001               By: /s/ C. Russell Trenary, III
                                           -------------------------------------
                                           C. Russell Trenary, III, President
                                           and Chief Executive Officer